Exhibit No. 99.1

Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. ANNOUNCES EXPANDED CAPACITY FOR REPURCHASES UNDER CREDIT FACILITY AND STOCK
REPURCHASE PROGRAM

CARPINTERIA, Calif. – Jan. 23, 2007 – CKE Restaurants, Inc. (NYSE: CKR), announced today that it has amended its credit facility, increasing the aggregate amount that the Company is permitted to expend for stock repurchases and dividend payments by $130 million, and increasing the total amount available to the Company for revolving loans under the credit facility by $100 million to $250 million.

The Company also announced that, as a result of the increased capacity for stock repurchases under the credit facility, its Board of Directors has authorized a further expansion of its stock repurchase program, raising the Company’s repurchase authority under its stock repurchase program by an additional $50 million, for a new limit of $200 million. The Company’s stock repurchase program was initially put into effect on Apr. 13, 2004, with a limit of $20 million, which the Board increased to $50 million on July 24, 2006, to $100 million on Oct. 11, 2006 and to $150 million on Jan. 10, 2007. The Company has currently utilized approximately $90.2 million under this program, leaving a balance available for future repurchases of approximately $109.8 million.

Repurchases may be made from time to time by the Company pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, in the open market or in privately negotiated transactions in compliance with Securities and Exchange Commission guidelines.

“The increase to our revolving credit facility and in the basket size for share repurchases is clear evidence of our lenders’ continued confidence in our overall financial position. It also demonstrates their support as we expand and execute on our stock repurchase program,” stated Andrew F. Puzder, the Company’s president and chief executive officer. “We continue to believe that the repurchase of our shares represents an attractive investment opportunity. The expanded capacity for repurchases under both our credit facility and our stock repurchase program allows us to take advantage of repurchase opportunities as they present themselves.”

As of the third fiscal quarter ended Nov. 6, 2006, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,113 franchised, licensed or company-operated restaurants in 43 states and in 14 countries, including 1,079 Carl’s Jr.® restaurants, 1,923 Hardee’s® restaurants and 95 La Salsa Fresh Mexican Grill® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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